Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE

GLOBAL TOWER PARTNERS

Boston, Massachusetts – September 6, 2013: American Tower Corporation (NYSE: AMT) today announced that it has entered into a definitive agreement to acquire 100% of the outstanding common membership interests of MIP Tower Holdings LLC, a private real estate investment trust, which is the parent company of Global Tower Partners (“GTP”), and related companies, for a total purchase price of approximately $4.8 billion, subject to customary adjustments. GTP is majority owned by Macquarie Infrastructure Partners together with minority partners including Dutch pension fund manager PGGM and management. GTP owns and operates approximately 5,400 domestic towers, 800 domestic property interests under third-party communications sites, and has management rights to over 9,000 domestic sites, which are primarily rooftop assets. In addition, GTP owns 500 communications sites in Costa Rica.

The purchase price is expected to be satisfied with approximately $3.3 billion in cash and the assumption of approximately $1.5 billion of existing indebtedness. American Tower expects to use cash on hand and borrowing capacity under its existing revolving credit facilities, as supplemented by additional anticipated sources of debt financing, to satisfy the cash consideration for this acquisition and other previously announced acquisitions. American Tower intends to maintain its financial and capital structure policies, consistent with investment grade credit metrics, and expects to use the quality cash flow and margin characteristics of the GTP portfolio to de-lever over time back to its stated target leverage range.

American Tower expects that in aggregate, in 2014, the portfolio will generate approximately $345 million in revenues and approximately $270 million of gross margin, and is anticipated to be immediately accretive to Adjusted Funds From Operations (“AFFO”) upon closing.

Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower, said: “GTP has constructed and acquired an outstanding U.S. portfolio of tower, rooftop and land assets, which is highly complementary to that of American Tower. Moreover, GTP’s management of these assets has been excellent, as confirmed through our rigorous due diligence process. GTP’s towers boast a high quality customer base, a strong position with respect to ground ownership and lease terms, and additional structural capacity available to facilitate future leasing activity.

With all four major domestic wireless carriers engaged in aggressive multi-year 4G LTE deployments, we believe our acquisition of GTP solidifies our path to achieving our strategic goals related to growing our AFFO over the next five years.”

The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2013.

American Tower was advised by Goldman, Sachs & Co. and EA Markets Securities LLC, as financial advisors, and Clifford Chance US LLP and Sullivan & Worcester LLP, as legal advisors. GTP was advised by Deutsche Bank Securities Inc. as exclusive financial advisor.

American Tower will host a conference call today at 8:45 a.m. ET to discuss its transaction. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:

U.S./Canada dial-in: (866) 740-9153

International dial-in: (706) 645-9644

Passcode: 53968532

When available, a replay of the call can be accessed until 11:59 p.m. ET on October 6, 2013. The replay dial-in numbers are as follows:

U.S./Canada dial-in: (855) 859-2056

International dial-in: (404) 537-3406

Passcode: 53968532

American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates over 56,000 communications sites in the United States, Brazil, Chile, Colombia, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, expected financial projections for the acquired portfolios and the impact on our consolidated results, the anticipated closing date, the expected cash consideration, and the expected sources of funds to pay for the acquisition described above and other previously announced acquisitions. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended June 30, 2013 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended June 30, 2013 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.”

###